Exhibit 99.1

April 1, 2016

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2015 RESULTS

Cranford, New Jersey  -- April 1, 2016 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) issued its results for the fiscal year ended January 2, 2016 today.

    Net sales for the fiscal year ended January 2, 2016 were approximately $13.76 million, a decrease of approximately $589,000, or 4%, from net sales of $14.35 million for the fiscal year ended December 27, 2014.  The decrease in sales was primarily due to the decrease in frozen dessert sales, which was offset in part by increased sales of frozen food entrée products, primarily sales of our Pizza Pizzaz product. The Company’s frozen dessert business continues to be negatively impacted by the overall sluggishness of sales in the ice cream category.  In addition, sales of our soy-cheese product line decreased primarily as a result of increased sales promotion and allowance expense   The Company’s gross profit in the year ended January 2, 2016 decreased by $652,000 to $3,598,000 and the gross profit percentage decreased to 26% from 30% for the year ended December 27, 2014. The gross profit percentage was negatively impacted by a $482,000 increase in sales allowance in the 2015 fiscal year.   In fiscal 2015, the Company had a net loss of $643,000 ($0.12  per share) compared to a net loss of $163,000 ($0.03 per share) in fiscal 2014.

As of December 27, 2014, the Company had approximately $55,000 in cash and cash equivalents and working capital of $2,003,000 compared with $341,000 in cash and cash equivalents and working capital of $2,553,000 at December 27, 2014, a decrease in working capital of $530,000 from December 27, 2014. Subsequent to year end, the Company obtained a $500,000 loan from David Mintz, Chairman and CEO of the Company, which provided additional working capital.

“In 2015, our sales continued to be negatively impacted by the industry wide sluggishness in the ice cream/frozen dessert category. We continue to see strong demand and new opportunities for  our soy-cheese product line, which is a category leader. During fiscal year 2016 we intend to introduce several new frozen dessert products and soy-cheese products. The introduction of these new products and the realization of price increases that were instituted in 2015 are expected to improve our profitability margins in 2016,” concluded David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands.

About Tofutti Brands Inc.

    Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz® and Mintz's Blintzes®, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Statements of Operations
(in thousands, except per share figures)

	Fiscal year ended January 2, 2016	Fiscal year ended December 27, 2014

Net sales	$13,764	$14,353
Cost of sales	10,166	10,103
Gross profit	3,598	4,250
Operating expenses	4,318	4,481
Loss from operations	(720)	(231)
Interest expense	1	--
Loss before provision for income tax	(721)	(231)
Income tax benefit	(78)	(68)
Net loss	$(643)	$(163)
Weighted average common shares outstanding: Basic and diluted	5,154	5,154
Net loss per common share: Basic and diluted	$(0.12)	$(0.03)

TOFUTTI BRANDS INC.
Balance Sheets
(in thousands, except per share figures)

Assets	January 2, 2015	December 27, 2014
Current assets:
Cash and cash equivalents	$55	$341
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $316 and $275 respectively	1,783	1,914
Inventories, net of reserve of $0 and $150, respectively	1,473	1,852
Prepaid expenses	74	71
Deferred costs	101	105
Total current assets	3,486	4,283

Fixed assets (net of accumulated depreciation of $8 and $2, respectively)	21	27

Other assets	16	16
	$3,523	$4,326

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$5	$5
Accounts payable	1,117	1,367
Accrued expenses	248	264
Deferred revenue	113	114
Total current liabilities	1,483	1,750

Note payable-long term	16	22
Total liabilities	1,499	1,772

Commitments and contingencies

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at January 2, 2016
         and December 27, 2014
	-- 52	-- 52
Additional paid-in capital	113	--
Retained earnings	1,859	2,502
Total stockholders’ equity	2,024	2,554
Total liabilities and stockholders’ equity	$3,523	$4,326